EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Preliminary Fourth Quarter and Full Year Results

2008 Summary:

•                  Fourth quarter orders down 51%, with full year orders down 5% compared to 2007

•                  Fourth quarter sales down 21%, with full year sales down 3% compared to 2007

•                  Company continues to institute cost reduction actions in response to the global economy

•                  Fourth quarter cash flow from operations was $6.8 million, $9.7 million for the full year

ELMIRA, N.Y. — February 19, 2009 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today reported net sales of $76.2 million for the fourth quarter of 2008, a decrease of 21% compared to $96.0 million for the fourth quarter 2007. Net sales for the full year were $345.0 million, a decrease of 3% over 2007 net sales of $356.3 million.

Hardinge reported a net loss for fourth quarter 2008 of ($4.1) million, or ($0.36) per diluted and basic share, compared to a net loss of ($0.1) million, or ($0.01) per diluted and basic share for the same period of 2007. Net loss for the full year was ($12.7) million compared to net income of $14.9 million in 2007.  Diluted loss per share for 2008 was ($1.12) compared to diluted earnings per share of $1.41 for 2007.

Cash flow from operations was $6.8 million in the quarter and $9.7 million for the year. The cash generation was primarily a result of breakeven performance at the operating EBITDA level and reduced working capital requirements that were driven by the Company’s inventory reduction actions and reduced accounts receivable balances as sales volumes have declined.

Fourth quarter results were impacted by a $19.7 million reduction in sales, compared with the prior year, and are reflective of the challenging business climate that exists worldwide. The Company reduced fourth quarter SG&A expenses by $2.0 million, in comparison to 2007, after excluding non-recurring charges of $0.4 million for a voluntary early retirement program, $0.3 million in severance related costs and $0.3 million related to the closure of our Canadian facility taken during the fourth quarter of 2008.

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“Fourth quarter sales and customer orders reflect the very difficult business environment that exists for manufacturing companies worldwide,” said Richard L. Simons, President and Chief Executive Officer. “During 2009 we will focus our efforts on reducing overhead costs and maximizing our cash flow. We expect these actions will accelerate our return to profitability once the economic environment improves. Our balance sheet remains a strength with low-debt (net of cash) and should enable Hardinge to effectively weather this storm and emerge from the worldwide recession as a strong survivor.”

The following tables summarize orders and sales by geographical region for the quarters and years ended December 31, 2008 and 2007:

	Quarter Ended				Quarter Ended
	December 31,				December 31,
Orders from Customers in:	2008	2007	% Change	Sales from Customers in:	2008	2007	% Change
North America	$18,131	$29,662	(39)%	North America	$23,895	$29,530	(19)%
Europe	21,131	46,040	(54)%	Europe	35,021	47,460	(26)%
Asia & Other	7,286	19,852	(63)%	Asia & Other	17,312	18,973	(9)%
	$46,548	$95,554	(51)%		$76,228	$95,963	(21)%

	Year Ended				Year Ended
	December 31,				December 31,
Orders from Customers in:	2008	2007	% Change	Sales from Customers in:	2008	2007	% Change
North America	$103,249	$117,532	(12)%	North America	$108,501	$121,520	(11)%
Europe	156,320	170,916	(9)%	Europe	158,947	165,144	(4)%
Asia & Other	81,605	72,092	13%	Asia & Other	77,558	69,658	11%
	$341,174	$360,540	(5)%		$345,006	$356,322	(3)%

Fourth quarter orders and sales decreased by $49.0 million or 51% and $19.7 million or 21% respectively, compared to the prior year.  These decreases occurred across all regions as the recession is worldwide and eliminated year to date increases of $29.6 million or 11% and $8.4 million or 3%, respectively, at the end of the third quarter.  The decreases in orders and sales were impacted by $9 million in order cancellations and $11 million in shipment deferrals primarily due to the current global economic conditions. The Company currently anticipates that these deferrals will generate sales during the first half of 2009.  On a full year basis, orders and sales decreased by $19.3 million or 5% and $11.3 million or 3% compared to the prior year.  These declines were generated as a result of fourth quarter activity which eliminated full year increases in orders and sales of 11% and 3%, respectively, at the end of the third quarter.

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Gross profit for the quarter was $18.7 million and $92.3 million for the full year, decreases of 22% and 14%, respectively, compared to 2007.  Gross profit in the fourth quarter was negatively impacted by $1.9 million in reduced margins related to actions taken to reduce discontinued product lines in the U.S., $1.2 million in inventory write downs and $0.6 as a result of a voluntary early retirement program and lower sales volume.  Gross profit for the year decreased due to a $6.3 million impairment charge associated with the discontinuance of certain product lines and a review of other expected inventory usage patterns, $4.6 million due to reduced factory utilization, $3.0 million in reduced margins associated with the Company’s efforts to reduce discontinued product lines and overall sales volume.  These negative impacts were offset by approximately $4.6 million related to the strengthening of foreign currencies relative to the U.S. dollar.  Gross profit percentage for the quarter and full year was 24.6% and 26.7% of net sales, compared to 25.0% and 30.1% for the same periods in 2007.

Selling, general and administrative (SG&A) expenses for the quarter decreased 4% or $1.0 million to $21.7 million compared to the prior year. Excluding non-recurring charges of $0.4 million related to a voluntary early retirement program, $0.3 million in severance and $0.3 million related to the closure of our Canadian facility, the Company reduced SG&A expenses by $2.0 million during the fourth quarter. The reduction in SG&A expenses is the result of cost cutting actions taken by the company, which included head count reductions, plant shut downs, and reduced levels of discretionary spending.  SG&A expenses for the year increased by 10% or $8.5 million to $95.7 million compared to the prior year.  This increase is primarily related to $3.4 million in severance and early retirement related charges, $3.4 million year over year change in foreign currency losses and $3.3 million related to translation. These increases were offset by the initial impact of cost reduction initiatives.

During the past 8 months, the Company has moved aggressively to adjust its production levels and cost structure in response to deteriorating global economic conditions. During this time the company has:

•      Reduced U.S. based staffing by 144 people or 21%

•      Shut down the U.S. machine production facility for two weeks in December 2008

•      Shut down Asian facilities for a week in January and February 2009

•      Initiated a four-day, 32-hour work week at the U.S. production facility beginning in February

•      Reduced the base pay of all U.S. employees (including corporate officers), not subject to the reduced workweek, by 5%

•      Discontinued overtime at all facilities

•      Initiated a hiring freeze and salary freeze

•      Significantly restricted all discretionary spending

Giving full effect of these actions, the Company anticipates quarterly SG&A to be between $17.0 and $18.0 million in 2009.

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At December 31, 2008 Hardinge classified $24.0 million in long-term debt outstanding under the multi-currency credit facility (Credit Facility) as current.  This action was a result of the Company not being in compliance with required debt covenants.  An additional $4.1 million outstanding under a mortgage on our Taiwan factory remains as long-term debt, of which $0.5 million is classified as current.  The Company’s borrowings under the Credit Facility, net of the $18.4 million of cash on hand represents $5.6 million in net borrowing, which is less than 3.6% of tangible net worth.  The Company is currently in discussion with our lenders regarding an amendment to the Credit Facility.  With the low net debt and our strong working capital position, the Company remains confident that a workable amendment can be reached with its lenders prior to filing our 2008 Form 10-K on or before March 16, 2009.

Accrued pension liability increased by $36.8 million to $45.0 million primarily due to decreases in the fair market value of the pension plans assets.  As the fair market value of the pension assets decreases, the Company’s obligation under these plans increases.  A corresponding change was recorded in accumulated other comprehensive income.

As required under U.S. GAAP, the Company is currently completing its annual impairment test on goodwill and indefinite life intangible assets.  These tests are being performed at the business unit reporting level to evaluate the unit’s carrying value compared with an estimate of its fair market value. The Company has not yet completed the complex calculations associated with these tests, but preliminary analysis indicates that all of the goodwill may be impaired.  If it is determined that goodwill is impaired, a non-cash charge, which would reduce net income by as much as $21.6 million, would be recorded in the final fourth quarter results.  These calculations will be completed prior to filing the 2008 10-K.

“We understand the severity of the global economic situation and have moved swiftly to take appropriate actions,” Mr. Simons said. “Although we believe that the steps taken to date have appropriately positioned the Company for the current economic environment, we will continue to evaluate business conditions and make adjustments as necessary to maximize cash flow and improve our competitive position.

Dividend Declared

The company announced that its Board of Directors has declared a cash dividend of $0.01 per share on the Company’s common stock.  The dividend is payable on March 10, 2009 to stockholders of record as of March 2, 2009.

Conference Call

The Company will host a conference call at 11:00 AM Eastern Time today to discuss fourth quarter 2008 results.  The call can be accessed live at 1-866-548-2693, or via the internet at http://videonewswire.com/event.asp?id=56048.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.  A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564, or 1-904-596-3174 if outside the U.S. & Canada, and entering the reference number: 245360.  This telephone recording will be available through March 31, 2009.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, metal-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2008 approximately 69% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited; In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net sales	$76,228	$95,963	$345,006	$356,322
Cost of sales	57,479	71,985	252,741	248,911
Gross profit	18,749	23,978	92,265	107,411

Selling, general and administrative expenses	21,730	22,700	95,676	87,213
Other expense (income)	(9)	(273)	2,120	(2,693)
Impairment charge	—	—	2,720	—
(Loss) income from operations	(2,972)	1,551	(8,251)	22,891

(Gain) on sale of assets	(31)	-	(54)	(1,372)
Interest expense	416	466	1,714	3,051
Interest (income)	(32)	(53)	(285)	(224)
(Loss) income before income taxes	(3,325)	1,138	(9,626)	21,436

Income taxes	729	1,235	3,048	6,510
Net (loss) income	$(4,054)	$(97)	$(12,674)	$14,926

Per share data:

Basic (loss) earnings per share:	$(0.36)	$(0.01)	$(1.12)	$1.43
Weighted average number of common shares outstanding (in thousands)	11,307	11,317	11,309	10,442

Diluted (loss) earnings per share:	$(0.36)	$(0.01)	$(1.12)	$1.41
Weighted average number of common shares outstanding (in thousands)	11,307	11,417	11,309	10,562

Cash dividends declared per share	$0.01	$0.05	$0.16	$0.20

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited; In Thousands)

	December 31,	December 31,
	2008	2007

Assets

Current assets:
Cash and cash equivalents	$18,430	$16,003
Accounts receivable, net	60,110	71,228
Notes receivable, net	994	1,555
Inventories, net	144,957	158,617
Deferred income tax	398	1,032
Prepaid expenses	10,964	8,573
Total current assets	235,853	257,008

Property, plant and equipment:
Property, plant and equipment	183,387	180,427
Less accumulated depreciation	123,790	118,896
Net property, plant and equipment	59,597	61,531

Non-current assets:
Notes receivable, net	923	1,847
Deferred income taxes	1,406	306
Other intangible assets	10,725	11,927
Goodwill	21,631	22,841
Other long-term assets	1,321	6,368
	36,006	43,289

Total assets	$331,456	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(Unaudited; In Thousands, Except Share Data)

	December 31,	December 31,
	2008	2007

Total liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$20,059	$27,266
Notes payable to bank	—	2,801
Accrued expenses	33,254	26,873
Accrued income taxes	2,911	2,574
Deferred income taxes	3,466	2,375
Current portion of long-term debt	24,549	5,655
Total current liabilities	84,239	67,544

Other liabilities:
Long-term debt	3,572	19,363
Accrued pension expense	44,962	8,145
Deferred income taxes	—	4,361
Accrued postretirement benefits	2,528	2,199
Accrued income taxes	2,153	1,054
Other liabilities	4,243	4,017
Total other liabilities	57,458	39,139

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued - none
Common stock, $.01 par value: Authorized shares - 20,000,000; Issued shares — 12,472,992 at December 31, 2008 and December 31, 2007	125	125
Additional paid-in capital	114,841	114,971
Retained earnings	114,332	128,838
Treasury shares — 1,003,828 at December 31, 2008 and 993,076 shares at December 31, 2007	(13,037)	(13,023)
Accumulated other comprehensive income	(26,502)	24,234
Total shareholders’ equity	189,759	255,145

Total liabilities and shareholders’ equity	$331,456	$361,828

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited; In Thousands)

	Year Ended
	December 31,
	2008	2007

Operating Activities

Net (loss) income	$(12,674)	$14,926
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Noncash — inventory write down	6,266	—
Impairment charge	2,720	—
Depreciation and amortization	9,439	9,446
Provision for deferred income taxes	1,278	250
Gain on sale of assets	(54)	(1,372)
Unrealized intercompany foreign currency transaction loss (gain)	1,673	(1,062)
Changes in operating assets and liabilities:
Accounts receivable	8,503	5,560
Notes receivable	1,512	2,495
Inventories	4,203	(21,448)
Prepaids/other assets	(4,009)	2,537
Accounts payable	(6,036)	(4,857)
Accrued expenses	(3,162)	1,262
Accrued postretirement benefits	80	(432)
Net cash provided by operating activities	9,739	7,305

Investing activities
Capital expenditures	(4,693)	(5,582)
Proceeds from sale of assets	106	3,629
Purchase of technical information	(175)	—
Purchase of Canadian entity net of cash acquired	—	(240)
Net cash (used in) investing activities	(4,762)	(2,193)

Financing activities
(Decrease) in short-term notes payable to bank	(2,800)	(1,542)
Increase (decrease) in long-term debt	3,129	(48,724)
Net proceeds from issuance of common stock	—	55,946
Net (purchases) of treasury stock	(585)	(89)
Dividends paid	(1,833)	(2,164)
Net cash (used in) provided by financing activities	(2,089)	3,427

Effect of exchange rate changes on cash	(461)	702
Net increase in cash	2,427	9,241

Cash at beginning of period	16,003	6,762

Cash at end of period	$18,430	$16,003